Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 914-789-2800 www.progenics.com

Contact:	Melissa Downs Investor Relations (914) 789-2801 mdowns@progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES
THIRD QUARTER 2014 FINANCIAL RESULTS

Oral RELISTOR NDA Submission Planned by the End of Second Quarter 2015

Tarrytown, NY, November 7, 2014 – Progenics Pharmaceuticals, Inc. (NASDAQ:PGNX) today announced its results of operations for the quarter and nine months ended September 30, 2014.

The Company also announced that following interactions with the FDA, Progenics' worldwide collaboration partner, Salix Pharmaceuticals, Ltd., expects to file the oral RELISTOR® New Drug Application (NDA) by the end of the second quarter 2015.

Net income for the quarter was $37.0 million or $0.51 diluted per share, compared to net loss of $10.5 million or $0.17 diluted per share in the 2013 period. Net income for the current nine months was $16.6 million or $0.24 diluted per share, compared to net loss of $34.0 million or $0.63 diluted per share in 2013.

Progenics ended the quarter with cash, cash equivalents and securities of $87.44 million, reflecting a decrease of $0.12 million in the quarter and an increase of $19.37 million from 2013 year-end, resulting primarily from a first quarter financing and receipt of $7.25 million upon settlement of an arbitration with its former RELISTOR licensee for Japan. Quarter-end cash does not include a $40.0 million milestone payment for the September 29th FDA approval of RELISTOR® Subcutaneous Injection for the treatment of opioid induced constipation in patients with non-cancer pain, which was received in October.

"Recent months have brought extraordinary progress for RELISTOR, first with the FDA approval of subcutaneous RELISTOR and now with the plan to submit the NDA for oral RELISTOR," said Mark Baker, CEO of Progenics.  "The approval of subcutaneous RELISTOR in chronic pain dramatically increased the number of people who can benefit from this remarkable medication and set the stage for increased royalty and milestone revenue for Progenics.  Now, we look forward to bringing these patients a new, more convenient oral formulation.  I believe these developments will have the potential to transform the treatment of opioid-induced constipation."

Third quarter revenue totaled $41.7 million, up from $0.9 million in 2013, reflecting an increase in collaboration revenue of $39.9 million, primarily resulting from the recognition of the $40.0 million milestone from Salix and a $0.9 million increase in RELISTOR royalty income to $1.6 million, compared to $0.7 million in the 2013 period. The $7.25 million arbitration settlement is reported as third quarter other operating income.

Progenics Announces Third Quarter Financial Results

Current year nine months revenues were $44.9 million, up from $4.9 million in 2013, reflecting the RELISTOR milestone payment and royalty income of $3.7 million compared to $3.1 million in the 2013 period. Net RELISTOR sales increased to $10.8 million in the current quarter from prior quarter net sales of $9.1 million as reported to Progenics by Salix.

	Net Relistor Sales
	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2014	2013	2014	2014	2013
U.S.	$9.8	$3.7	$8.2	$21.6	$17.1
Ex-U.S.	1.0	1.1	0.9	3.1	3.3
Global	$10.8	$4.8	$9.1	$24.7	$20.4

Third quarter research and development expenses decreased by $1.0 million compared to the prior year period, reflecting lower clinical trial expenses for MIP-1404 and PSMA ADC, and lower compensation expenses, partially offset by higher contract manufacturing expenses for AZEDRA, MIP-1404, and PSMA ADC. Year-to-date research and development expenses decreased by $4.5 million compared to the prior year period. Third quarter general and administrative expenses increased $0.8 million compared to the prior year period, due to higher legal expenses. The year-to-date general and administrative expenses decreased $0.2 million from the prior period. Non-cash items for the quarter and year-to-date resulted from impairment charges and increased estimates for fair value of contingent consideration liability related to last year's acquisition of Molecular Insight.

Other Recent Events

•
Positive long-term follow-up data from the pivotal Phase 2 trial of AZEDRA™ (Ultratrace® Iobenguane I 131) Injection was presented at the International Symposium of Pheochromocytoma and Paraganglioma held in Kyoto, Japan in September. This trial is planned to be restarted in the first quarter of 2015.

•
Complete results from a Phase 2 Study of MIP-1404 were presented at the 27th Annual European Association of Nuclear Medicine (EANM) Congress held in Gothenburg, Sweden in October, in which MIP-1404 showed higher sensitivity as compared to MRI in detecting primary and metastatic prostate cancer.

Conference Call and Webcast

Progenics will review third quarter financial results in a conference call today at 8:30 a.m. EST. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 26033164. A live webcast will be available on the Media Center of the Progenics website, www.progenics.com, and a replay will be available there for two weeks.

- Financial Tables follow -

Progenics Announces Third Quarter Financial Results

PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net income (loss) per share)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Collaboration revenue	$40,023	$145	$41,144	$1,512
Royalty income	1,626	719	3,728	3,052
Research grants	-	-	-	275
Other revenues	7	3	76	55
Total revenues	41,656	867	44,948	4,894

Expenses:
Research and development	6,728	7,905	21,495	26,205
License fees – research and development	10	91	280	314
Royalty expense	319	73	548	308
General and administrative	3,895	3,131	11,156	11,350
Depreciation and amortization	142	179	419	774
Intangible impairment charges	576	-	576	-
Change in contingent consideration liability	500	-	1,400	-
Total expenses	12,170	11,379	35,874	38,951

Other operating income	7,250	-	7,250	-

Operating income (loss)	36,736	(10,512)	16,324	(34,057)

Other income:
Interest income	12	12	37	36
Total other income	12	12	37	36

Net income (loss) before income tax benefit	36,748	(10,500)	16,361	(34,021)

Income tax benefit	227	-	228	-

Net income (loss)	$36,975	$(10,500)	$16,589	$(34,021)

Net income (loss) per share; basic	$0.53	$(0.17)	$0.24	$(0.63)
Weighted average shares outstanding; basic	69,556	60,599	67,712	54,104

Net income (loss) per share; diluted	$0.51	$(0.17)	$0.24	$(0.63)
Weighted average shares outstanding; diluted	72,879	60,599	67,727	54,104

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands)
	September 30, 2014	December 31, 2013

Cash and cash equivalents	$85,230	$65,860
Accounts receivable, net	41,667	2,879
Auction rate securities	2,208	2,208
Fixed assets, net	2,321	2,413
Intangible assets, net and goodwill	38,502	39,081
Other assets	2,151	2,100
Total assets	$172,079	$114,541

Current liabilities	$6,154	$6,627
Contingent consideration liability	17,100	15,700
Deferred tax and other liabilities	13,005	13,235
Total liabilities	36,259	35,562
Stockholders' equity	135,820	78,979
Total liabilities and stockholders' equity	$172,079	$114,541

Progenics Announces Third Quarter Financial Results
About Relistor

Progenics has exclusively licensed development and commercialization rights for its first commercial product, Relistor, to Salix Pharmaceuticals, Ltd. Relistor (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in the United States for patients with chronic non-cancer pain, and in the U.S. and more than 50 other countries for patients with advanced illness.

About Opioids, Constipation and RELISTOR (methylnaltrexone bromide)
Opioid analgesics are frequently prescribed for patients with chronic pain, including patients with advanced illness. An estimated 27 million patients in the US are on opioids for chronic pain. Constipation is one of the most common and distressing side effects in patients receiving chronic opioid therapy. Approximately 40% of chronic pain patients, or nearly 11 million patients, on opioid therapy will experience OIC. RELISTOR is the first approved medication that specifically targets the underlying cause of OIC.
RELISTOR is a Peripherally Acting Mu Opioid Receptor Antagonist (PAMORA) specifically designed to block the constipating effects of opioids in the gastrointestinal tract. The unique molecular structure of RELISTOR restricts it from crossing the blood brain barrier and interfering with the analgesic effect of opioids. In clinical trials, approximately 50% of patients with advanced illness experienced relief of OIC in as little as 4 hours. In a study of patients with OIC and non-cancer pain, a significantly greater portion of patients taking RELISTOR 12mg daily reported having three or more spontaneous bowel movements (SBM) per week during the four week double blind period compared to placebo (59% vs. 38%). Following the first dose, 33% of patients in the RELISTOR 12 mg once daily treatment group had a SBM within 4 hours and approximately half of patients had a SBM prior to the second dose of RELISTOR. RELISTOR is the only PAMORA currently available for the treatment of OIC in patients with advanced illness receiving palliative care when the response to laxatives has been insufficient and for the treatment of OIC in patients taking opioids for chronic non-cancer pain.
RELISTOR Subcutaneous Injection was approved in the United States in 2008 for the treatment of OIC in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient, and in September 2014 for patients taking opioids for chronic non-cancer pain. The use of RELISTOR beyond four months has not been studied in the advanced illness population. The drug is also approved for use in over 50 countries worldwide, including the European Union, Canada, and Australia. In the 28 member countries of the EU, as well as Iceland, Norway and Liechtenstein, RELISTOR is approved for the treatment of OIC in advanced illness patients who are receiving palliative care when response to usual laxative therapy has not been sufficient. In Canada, the drug is approved for the treatment of OIC in patients with advanced illness, receiving palliative care. When response to laxatives has been insufficient, RELISTOR should be used as an adjunct therapy to induce a prompt bowel movement. Applications in additional countries are pending. RELISTOR is under license to Salix Pharmaceuticals, Inc. from Progenics Pharmaceuticals, Inc.
For more information about RELISTOR, please visit www.RELISTOR.com

Progenics Announces Third Quarter Financial Results
Important Safety Information about RELISTOR
RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction and at increased risk of recurrent obstruction.
Cases of gastrointestinal perforation have been reported in adult patients with opioid-induced constipation and advanced illness with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the gastrointestinal tract (e.g., peptic ulcer disease, Ogilvie's syndrome, diverticular disease, infiltrative gastrointestinal tract malignancies or peritoneal metastases). Take into account the overall risk-benefit profile when using RELISTOR in patients with these conditions or other conditions which might result in impaired integrity of the gastrointestinal tract wall (e.g., Crohn's disease). Monitor for the development of severe, persistent, or worsening abdominal pain; discontinue RELISTOR in patients who develop this symptom. Discontinue if severe or persistent diarrhea occurs during treatment.
If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their healthcare provider.
Symptoms consistent with opioid withdrawal, including hyperhidrosis, chills, diarrhea, abdominal pain, anxiety, and yawning have occurred in patients treated with RELISTOR. Patients having disruptions to the blood-brain barrier may be at increased risk for opioid withdrawal and/or reduced analgesia. Take into account the overall risk-benefit profile when using RELISTOR in such patients. Monitor for adequacy of analgesia and symptoms of opioid withdrawal in such patients.
The most common adverse reactions (≥ 1%) in adult patients with opioid-induced constipation and chronic non-cancer pain are abdominal pain, nausea, diarrhea, hyperhidrosis, hot flush, tremor, and chills.
The most common adverse reactions (≥ 5%) in adult patients with opioid-induced constipation and advanced illness are abdominal pain, flatulence, nausea, dizziness, and diarrhea.
Avoid concomitant use of RELISTOR with other opioid antagonists because of the potential for additive effects of opioid receptor antagonism and increased risk of opioid withdrawal.
There are no adequate and well-controlled studies with RELISTOR in pregnant women. The use of RELISTOR during pregnancy may precipitate opioid withdrawal in a fetus due to the immature fetal blood brain barrier. RELISTOR should be used during pregnancy only if the potential benefit justifies the potential risk to the fetus.
It is not known whether RELISTOR is present in human milk. However, methylnaltrexone bromide is present in rat milk. Because of the potential for serious adverse reactions, including opioid withdrawal, in nursing infants, a decision should be made to discontinue nursing or discontinue the drug, taking into account the importance of the drug to the mother.
Safety and effectiveness of RELISTOR have not been established in pediatric patients.
RELISTOR full Prescribing Information for the U.S. is available at www.RELISTOR.com.

Progenics Announces Third Quarter Financial Results
About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in later-stage clinical development. Progenics' first-in-class PSMA-targeted technology platform for prostate cancer includes an antibody drug conjugate therapeutic in a two-cohort phase 2 clinical trial and a small molecule imaging agent that has completed patient dosing in a phase 2 trial. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate also in a phase 2 study under an SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. For additional information, please visit www.progenics.com.

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release. For more information, please visit www.progenics.com. Please follow us on LinkedIn®.

Information on or accessed through our website or social media sites is not included in the company's SEC filings.

(PGNX-F)

Editor's Note:

For more information about Relistor, please visit www.relistor.com.